Execution Version

EMPLOYMENT AGREEMENT

          This Agreement (the “Agreement”) is made and entered into on this 7th day of December, 2009 (the “Effective Date”), between QUEST RESOURCE CORPORATION (the “Company”), and EDDIE LEBLANC (“Employee”).

1.	Agreement to Employ; Duties.

a.         Agreement to Employ. The Company desires to retain Employee as its Chief Financial Officer and accordingly desires to enter into this Agreement and employ Employee, and Employee hereby accepts employment, upon the terms and conditions hereinafter set forth. Employee will continue to serve as Chief Financial Officer of the Company.

b.         Duties. Employee agrees that so long as he is employed pursuant to this Agreement, he will: (i) to the satisfaction of the Company, devote his best efforts and his entire business time to properly further the interests of the Company; (ii) at all times be subject to the direction and control of the Chief Executive Officer and the Board of Directors of the Company with respect to his activities on behalf of the Company; (iii) comply with all rules, orders and regulations of the Company and all statutes, regulations, interpretive rulings and other enactments to which the Company is subject; (iv) truthfully and accurately maintain and preserve such records and make all reports as the Company may require; (v) fully account for all the Company’s and its affiliates’ monies which he may from time to time have custody over and deliver the same to the Company whenever and however directed to do so; and (vi) perform such other duties as may be requested or assigned to him from time to time by the Chief Executive Officer and the Board of Directors of the Company.

2.	Compensation.

a.         Base Salary. For all services to be rendered by Employee, the Company shall pay Employee a salary at the rate of Three Hundred Thousand ($300,000.00) and No/100 Dollars per year, in installments of equal frequency in accordance with the Company’s standard payroll practices. All payments made in accordance with this Agreement shall be subject to withholding and other applicable taxes (e.g., federal and state withholding, FICA, earnings tax, etc.). Any references to “Base Salary” herein shall mean Employee’s salary at the time of such reference.

b.         Incentive Bonus Compensation. Employee shall be entitled to participate in the Company’s cash incentive bonus plan or program as, and to the extent that, such plan or program is established annually by the Board of Directors (or the Company’s Compensation Committee). Employee’s bonus for obtaining the target level of performance under such plan shall not be less than 42% of Employee’s Base Salary. Employee’s actual bonus level will be contingent upon the Company achieving predetermined financial results and the Board’s (and/or Compensation Committee’s) approval, including approval of any components based on Company or individual performance. Employee acknowledges that actual payouts under the plan may be more or less than Employee’s target level based on the performance of the Company against plan criteria and Employee’s performance against any individual objectives.

3.          Term. Unless earlier terminated by either party as provided in Section 5 or 6 hereof, this Agreement shall commence on December 7, 2009, and shall continue for a period of three (3) years thereafter until December 6, 2012 (the “Initial Term”); provided, however, the Initial Term shall only be one (1) year and shall end December 6, 2010 if the Recombination (as defined below in Section 6(a)) has not been consummated by such date. If a Change of Control (as herein defined) occurs prior to a Recombination, the Initial Term shall end on December 6, 2012. Upon the expiration of the Initial Term, this Agreement shall automatically continue in effect for successive one (1) year terms (a “Renewal Term”) unless terminated by either party by providing written Notice of Termination (as provided in Section 7) not less than one hundred twenty (120) days prior to the end of the Initial Term or any Renewal Term.

4.          Employee Benefits. Employee shall be entitled, during his employment hereunder, to receive and participate in employee benefits available to senior executives of the Company as the Board of Directors (or the Compensation Committee) of the Company determines, in its sole discretion, from time to time.

                      Employee acknowledges that the benefits described above are subject to change in the discretion of the Board of Directors (or the Compensation Committee) of the Company, and that Employee is only entitled to participate in these benefits to the extent they are made available by the Company to senior executives from time to time.

5.	Termination of Employment by Employee.

                      a.         Voluntary Resignation. Employee shall have the right to terminate his employment at any time by providing no less than thirty (30) days prior written Notice of Termination to the Company as specified in section 7 herein. Employee hereby agrees to assist in the training of his replacement, if requested.

                      b.         With Good Reason. Employee may terminate his employment with “Good Reason” as provided in this Section 5(b). Good Reason means (i) the Company’s failure to pay Employee’s Base Salary or incentive bonus (to the extent that incentive bonuses are paid to similarly situated executive employees) in accordance with the terms of this Agreement (unless the payment is not material and is being contested by the Company in good faith); (ii) the requirement of the Company that Employee be based more than 50 miles from Oklahoma City, Oklahoma (with the understanding that substantial travel may be required for Employee’s position); (iii) a material reduction in Employee’s duties or responsibilities; or (iv) any other action or inaction by the Company that constitutes a material breach of this Agreement; provided, however, that Employee will give the Company thirty days prior written Notice of Termination, as specified in Section 7 herein, of the basis for claiming Good Reason exists, and the Company shall have failed to cure such breach or nonperformance during the thirty day notice period. If Employee terminates with Good Reason, subject to the release requirement described below and Section 26 hereof, the Company shall pay Employee as severance pay, (i) a lump-sum cash payment equal to one month of his Base Salary on the 30th day following his termination date; and (ii) payments of Employee’s Base Salary, in accordance with standard Company payroll practices beginning with the first such complete payroll period commencing on the 31st day following his termination date, for the remaining period of the Initial Term, or if applicable, any subsequent Renewal Term (collectively, “Severance Pay”). In addition, the Company shall (i) pay Employee his pro rata portion (based on days employed) of any annual bonus to which he would have been entitled for the year during which the termination occurred in a lump sum cash payment at such time that bonuses are generally paid by the Company, but in no event later than March 15th of the calendar year immediately following the calendar year in which Employee terminates his employment, and (ii) reimburse Employee’s COBRA health insurance premium payments, if any (for the same coverage that Employee had in place immediately prior to his termination) for the duration of the COBRA continuation period, or if earlier, until Employee becomes eligible for health insurance because of employment with a different employer. Reimbursements for COBRA insurance premiums, including the timing thereof, shall be made in accordance with standard Company reimbursement practices; provided, however, that no such reimbursement shall be made later then the end of the calendar year first following the calendar year in which such expense was incurred by Employee.

Employee shall forfeit the Severance Pay, pro rata bonus, and reimbursement of COBRA insurance premiums described in this Section 5(b) if he has not signed and returned to the Company an agreement containing a release of claims against the Company, in a form substantially similar to that included in Exhibit A, attached hereto and incorporated herein, within twenty-one (21) days following the date of Employee’s termination of employment with the Company, without subsequent revocation of the release during the seven-day period following his execution of the release. In addition, Employee shall forfeit all unpaid Severance Pay, pro rata bonus, and reimbursement of COBRA insurance premiums described in this Section 5(b) immediately on the first date the Board determines, in its sole discretion, that Employee has violated or threatened to violate Section 15.

6.	Termination of Employment by the Company; Disability.

                      a.         Without Cause. The Company may terminate Employee’s employment under this Agreement at any time without cause upon Notice of Termination. In such event, subject to the release requirement described below and Section 26 hereof, the Company shall pay Employee Severance Pay; provided, however, if Employee’s employment is terminated within two (2) years following a “Change in Control” (as defined below), the Severance Pay will be paid, subject to the release requirement described below and Section 26 hereof, in one lump sum within 90 days of the date of Employee’s termination of employment. In addition, the Company shall (i) pay Employee his pro rata portion (based on days employed) of any annual bonus to which he would have been entitled for the year during which the termination occurred in a lump sum cash payment at such time that bonuses are generally paid by the Company, but in no event later than March 15th of the calendar year immediately following the calendar year in which Employee terminates his employment, and (ii) reimburse Employee’s COBRA health insurance premium payments, if any (for the same coverage that Employee had in place prior to his termination) for the duration of the COBRA continuation period, or if earlier, until Employee becomes eligible for health insurance because of employment with a different employer. Reimbursements for COBRA insurance premiums, including the timing thereof, shall be made in accordance with standard Company reimbursement practices; provided, however, that no such reimbursement shall be made later then the end of the calendar year first following the calendar year in which such expense was incurred by Employee.

          Employee shall forfeit the Severance Pay, pro rata bonus (if any), and reimbursement of COBRA insurance premiums described in this Section 6(b) if he has not signed and returned to the Company an agreement containing a release of claims against the Company, in a form substantially similar to that included in Exhibit A, attached hereto and incorporated herein, within twenty-one (21)

days following the date of Employee’s termination of employment with the Company, without subsequent revocation of the release during the seven-day period following his execution of the release. In addition, Employee shall forfeit all unpaid Severance Pay, pro rata bonus (if any), and reimbursement of COBRA insurance premiums described in this Section 6(b) immediately on the first date the Board determines, in its sole discretion, that he has violated or threatened to violate Section 15.

          For purposes of this section, a “Change in Control” shall be consistent with regulations issued under Internal Revenue Code section 409A (the “409A regulations”) and shall mean the occurrence of a “Change in the Ownership of the Company,” a “Change in Effective Control of the Company”, or a “Change in the Ownership of a Substantial Portion of the Company’s Assets.” A “Change in the Ownership of the Company” means the acquisition by any one person, or more than one person acting as a group, of the outstanding and issued common stock (“Shares”) of the Company that, together with Shares held by such person or group, constitutes more than 50 percent of the total voting power of the Shares of the Company (however, if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total voting power of the Shares of the Company, the acquisition of additional Shares by the same person or group shall not constitute a Change in the Ownership of the Company). A “Change in Effective Control of the Company” shall occur if either (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of Shares of the Company possessing 35 percent or more of the total voting power of the Shares of the Company (however, if a person, or more than one person acting as a group owns 35 percent of the total fair market value or total voting power of the Shares of the Company, the acquisition of additional Shares by such person or group shall not constitute a Change in Effective Control of the Company; or (ii) a majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors prior to the date of the appointment or election. A “Change in the Ownership of a Substantial Portion of the Company’s Assets” occurs when any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value (“gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this section, the term “acting as a group” shall have the same meaning as defined in the 409A regulations. Notwithstanding the foregoing, the “recombination” described in the Registration Statement of PostRock Energy Corporation on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on October 6, 2009 (Registration No. 333-162366) (the “Recombination”) shall not be considered a Change of Control for purposes of this Agreement.

                      b.         With Cause. The Company may terminate Employee’s employment under this Agreement at any time for Cause effective immediately upon Notice of Termination. In the event the Company terminates this Agreement for Cause (as herein defined), Employee shall only receive Base Salary accrued but unpaid as of the date of his termination of employment. Employee shall not be entitled to receive any payments or benefits (including, but not limited to, Severance Pay or bonuses) from the Company if his employment is terminated for Cause. For purposes of this

Agreement, “Cause” shall be defined to include, but not be limited to, the following: (i) any act or omission by Employee in the conduct of his duties that constitutes gross negligence or willful misconduct; (ii) theft, dishonest acts or breach of fiduciary duty that materially enrich Employee or materially damage the Company or conviction of a felony; (iii) any conflict of interest, except those consented to in writing by the Board of Directors; (iv) any material failure by Employee to observe Company work rules, policies or procedures; (v) failure or refusal by Employee to perform his duties and responsibilities required hereunder, or to carry out reasonable instruction, to the satisfaction of the Company; (vi) any conduct that is materially detrimental to the operations, financial condition or reputation of the Company; or (vii) any material breach of this Agreement by Employee; provided, however, the occurrence of those events set forth in clauses (i), (iv), (v) or (vii), shall be deemed “Cause” to the extent and only to the extent that such breach or nonperformance remains uncorrected for thirty (30) days following Company’s reasonably detailed written notice to Employee of such breach or nonperformance; provided further, however, that a repeated breach after notice and cure of any provision of clauses (i), (iv), (v) or (vii) involving the same or substantially similar actions or conduct, shall be grounds for termination for “Cause” without any additional notice from the Company.

c.         Employee’s Disability. In the event the Company determines that the Employee has suffered a disability within the meaning of Section 409A of the Internal Revenue Code (“Code”), and subject to Employee signing and returning to the Company an agreement containing a release of claims against the Company, in a form substantially similar to that included in Exhibit A, attached hereto and incorporated herein, within twenty-one (21) days following the date of such determination, without subsequent revocation of the release during the seven-day period following his execution of the release, Employee shall receive from the Company, in a lump-sum payment due within sixty (60) days of the effective date of such disability, the sum equal to Three Hundred Thousand Dollars ($300,000.00), and all compensation and benefits that accrued and vested as of the date of such disability.

7.          Notice of Termination. Any termination of Employee’s employment by the Company pursuant to Section 6 or by Employee pursuant to Section 5 shall be communicated by written Notice of Termination to the other party hereto. Said Notice shall be deemed to have been duly given when delivered personally or by overnight delivery, sent via facsimile, or mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Quest Resource Corporation
2010 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
Attention: David Lawler (or then current Chief Executive Officer)
Facsimile: (405) 840-9897

If to Employee:

Eddie LeBlanc
210 Park Avenue, Suite 2750
Oklahoma City, Oklahoma 73102
Facsimile: (405) 702-7490

or at such other address as either party may designate in writing to the other. In the event Employee leaves the employ of the Company, the Company may provide notification to Employee’s new employer concerning Employee’s rights and obligations under this Agreement.

8.          Company Property. Upon termination of this Agreement for any reason whatsoever, Employee shall immediately deliver to the Company any and all Company property, including, without limitation, all Confidential Information, as such Confidential Information is defined in Section 15, whether such information was prepared by Employee or by others, and whether such information exists as hard copy or in electronic form on a Company-issued computer device, a personal computer device or any other electronic device. All documents, records, computer programs, electronic data, and tangible items and materials containing or embodying any Confidential Information, including all copies thereof, whether prepared by Employee or by others, shall immediately be returned to Company upon termination of Employee’s employment with Company (voluntary or otherwise), or at any time upon Company’s request. Employee understands and agrees that Employee’s obligation to maintain the confidentiality of Confidential Information remains even after Employee’s employment with Company ends and continues for so long as such Confidential Information remains not generally known to the public through no fault or breach of this Agreement by Employee. From and after termination of this Agreement, Employee shall not represent that he has any further authority to act as a representative of the Company, in any capacity.

9.          Intellectual Property. Any interest in patents, patent applications, inventions, copyrights, developments and processes (“Inventions”) which Employee now or hereafter during the period Employee is employed by the Company may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; and forthwith upon request of the Company, Employee shall execute all assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title and interest in and to the Inventions free and clear of all liens, charges and encumbrances.

10.        No Conflicts. Employee represents and warrants to the Company that neither the execution nor delivery of this Agreement, nor the performance of Employee’s obligations hereunder, will conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any obligation, contract, agreement, covenant or instrument to which Employee is a party or under which Employee is bound, including, without limitation, the breach by Employee of a fiduciary duty to any former employers.

11.        Personnel Policies. The general personnel policies of the Company (as said policies may exist from time to time) will apply to Employee with the same force and effect as to any other employee of the Company, except to the extent such general personnel policies are inconsistent with the terms and provisions of this Agreement, in which event the terms and provisions of this Agreement shall control.

12.        Compensation Review. The Company will conduct periodic reviews of Employee and his performance no less frequently than annually. While the Company currently anticipates that during such reviews, it may consider possible increases to Base Salary, both Employee and the Company hereby agree that the Company shall have no obligation to alter or adjust any compensation or benefits due to Employee pursuant to the terms of this Agreement.

13.        Expense Reimbursement. Employee shall be reimbursed by the Company for the reasonable and necessary business expenses incurred by Employee in the discharge of his duties, subject to the Company’s standard policies and procedures related to expense reimbursement and approval thereof. Any reimbursement shall be made in accordance with Section 26.

14.        Conflict of Interest. Employee shall devote his full time and attention to the business of the Company and the diligent discharge of the duties assigned to Employee throughout the term of this Agreement. Unless consented to by the Board of Directors in writing, Employee will not, directly or indirectly, have any business interests or investments (whether as principal, partner, shareholder, director, officer, employee, agent or otherwise) that: (i) are other than passive investments which do not require Employee’s direct personal time, attention, or services; or (ii) create any conflict of interest with the Company or with Employee’s employment by the Company. For purposes of the foregoing, a conflict of interest shall include, but not be limited to, any direct or indirect interest in any business or enterprise that is competitive with the Company or any corporation or business enterprise directly or indirectly controlling, controlled by or under common control with the Company. Notwithstanding the foregoing, during the term of the Agreement, Employee may own up to 1% of the outstanding equity securities of stock in any corporation which is listed upon a national stock exchange or traded in the over-the-counter market.

15.        Confidentiality; Non-Competition. Company promises to provide to Employee and Employee acknowledges that he will receive confidential information such as information relating to the Company’s business strategies and know-how, the Company’s customers, business prospects and suppliers, business and marketing plans, customer files and lists, business prospects, sales techniques, billing files, software, source code, financial information, reports, summaries, spreadsheets, evaluations, drawings, specifications, seismic data, reserve reports, prospect analyses, geological and geophysical data, maps, models, interpretations, and other confidential or proprietary information of the Company whether in written, graphic, electronic or any other format (collectively “Confidential Information”). Employee further acknowledges that the Company will expend considerable amounts of time, money and other assets in the development of this Confidential Information which is essential to its business, and Employee acknowledges that his employment by the Company is conditioned on his promise not to use any Confidential Information or to divulge any Confidential Information to any person or entity not employed by the Company without the Company’s prior written approval. Employee, therefore, agrees not to use, disclose or in any manner reveal to any person, firm, company, corporation or other entity any of the Confidential Information conveyed to him or in connection with his employment by the Company prior or subsequent to this Agreement other than for Employee to carry out his duties under this Agreement. Anything herein to the contrary notwithstanding, this Agreement shall be inoperative as to such portions of the Confidential Information which (i) are or become generally available to the public other than as a result of a disclosure by Employee, except as part of his duties and responsibilities, (ii) become available to Employee on a nonconfidential basis from a source, other than the Company or its representatives, which has represented to Employee (and which Employee has no reason to disbelieve after due inquiry) that such source is entitled to disclose it, or (iii) were known to Employee on a nonconfidential basis prior to disclosure to Employee by the Company or its representatives.

          Employee further agrees that for the Initial Term and any additional Renewal Terms of this Agreement, Employee will not directly or indirectly (whether through any person, firm, company, corporation or other entity, other than the Company), do any of the following:

a.     Directly or indirectly, perform services, which are similar to the services Employee provided to Company, for any business competitive with Company in the Cherokee Basin.

b.    For his own account, for any person, firm, company, corporation or other entity, other than the Company, or for any other reason, solicit business to the detriment of the Company or cause agents of any person, firm, company, corporation or other entity to solicit business, to the detriment of the Company, of a type similar to that solicited by the Company from or for any person, firm, company, corporation or other entity who was, at the effective date of the termination of his employment with the Company, or within a one (1) year period prior to such termination, a customer of the Company, as disclosed by the Company’s books and records, or solicit business to the detriment of the Company from any prospective customer of the Company with whom the Company has had contact within the one (1) year period prior to such termination as disclosed by the Company’s books and records. For purposes of this Agreement, the term “customer” and “prospective customer” means all persons or entities (i) with whom Employee has had, during the period of Employee’s employment with the Company, contact with by virtue of Employee’s position with Company or (ii) for whom Employee has received Confidential Information.

c.     In any way, directly or indirectly, whether personally or through agents, other persons or otherwise, divert or take away or attempt to divert or take away any of such customers or prospective customers or any of the Company’s suppliers or business prospects, or otherwise adversely interfere with or attempt to adversely interfere with the Company’s relations with any of such customers, prospective customers, business prospects or suppliers.

d.    On his own behalf or on behalf of any other person, have any contact with a person who is, during such time frame, an employee of the Company, for the purpose of encouraging that person’s leaving such employment. Employee shall not, in any other manner attempt, directly or indirectly, to hire any employee of the Company or to influence, induce or encourage any employee of the Company to leave the employment of the Company.

16.        Severability of Restrictive Covenants. It is understood and agreed that the restrictions imposed by the provisions of the foregoing Sections 14 and 15 and each subsection thereof are separate and severable, and it is the intent of the parties hereto that in the event the restrictions imposed by said Section or any subsection should be determined by any court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions of this Agreement and the restrictions imposed by the remainder of said Section or subsection shall remain valid and binding upon the parties. It is also agreed and understood that in the event any restriction contained in Sections 14 and 15 should be considered by any court of competent jurisdiction to be unenforceable because unreasonable either in length of time or area to which said restriction applies, it is the intent of both parties hereto that said court reduce and reform the provisions thereof so as to apply to limits considered enforceable by said court.

17.        Equitable Remedies. Recognizing that irreparable damage will result to the Company in the event of any actual breach or threat of any actual breach of any of the foregoing covenants and assurances of Sections 14 and 15 by Employee, the Company shall be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee and each and every person, firm, company, corporation or other entity acting in concert or participating with Employee from the continuation of such actual breach, and in addition thereto, Employee shall pay to the Company all ascertainable actual damages, including costs and reasonable attorneys’ fees and expenses, sustained by the Company by reason of the actual breach of said covenants and assurances.

18.        Survival of Representations. The covenants, agreements, representations and warranties contained in or made by Employee pursuant to this Agreement shall be for the entire term of the Agreement and shall survive Employee’s termination of employment, irrespective of any investigation made by or on behalf of any party.

19.        Waiver. Failure of either party to demand strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment by either party of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

20.        Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Employee has carefully read and considered the provisions of Sections 14 and 15 and agrees that the restrictions set forth therein, including, but not limited to, the time period and areas of the restrictions and the scope of activities restricted are fair and reasonable and are supported by sufficient and valid consideration, and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company and its affiliated entities, officers, directors, shareholders and other employees. Employee acknowledges that the covenants and agreements in Sections 14 and 15 are ancillary to and a part of an otherwise enforceable agreement entered into at the time these covenants are made, namely, the agreement concerning provision and confidentiality of Confidential Information. Employee acknowledges that Employee’s agreement to be bound by the restrictive covenants set forth in Sections 14 and 15 is a concurrent and material inducement for the Company (i) to enter into the ancillary terms of this Agreement, (ii) to initiate and continue the employment of Employee and (iii) to provide Employee with promises and consideration set forth in this Agreement. Employee agrees that each ancillary agreement set forth in this Agreement, is otherwise enforceable and independently sufficient to support all of the protective covenants in Sections 14 and 15 hereof. Employee acknowledges that these restrictions will not prevent Employee from obtaining gainful employment in Employee’s occupation or field of expertise or cause Employee undue hardship and that there are numerous other employment and business opportunities available to Employee that are not affected by these restrictions.

21.        Arbitration. Both Employee and Company hereby agree that any and all claims or controversies between Employee and Company relating to Employee’s employment with Company, or termination thereof, including claims for breach of contract, personal injury, tort, employment discrimination (including unlawful harassment), and any violation of any state of federal law shall be resolved by final binding arbitration in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Employee understands that this agreement to arbitrate covers any and all claims that Employee might bring under Title VII, the Americans with Disabilities Act and the Age Discrimination in Employment Act.

                      a.         Arbitrators. The arbitrators shall be selected from a panel provided by the American Arbitration Association. Each party shall select one person to act as arbitrator, and the two arbitrators so selected shall select a third arbitrator.

                      b.         Venue. Any such arbitration shall be conducted in Dallas, Texas or such other place as may be mutually agreed upon by the parties.

                      c.         Costs. Each party shall bear its own costs, expenses, and attorneys’ fees. Employee will pay a filing fee in the amount of the standard filing fee in the federal judicial district in which Employee works. Company shall pay the remainder of the arbitrators’ expenses and administrative fees of arbitration.

                      d.        Attorney’s Fees. If any party prevails on a statutory claim that affords the prevailing party attorneys’ fees, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party.

                      e.         Right to Injunctive Relief. Notwithstanding anything to the contrary contained in this Section, if the Employee breaches, or threatens to commit a breach of, any of the provisions of Sections 14 and 15 of this Agreement, Company shall have the right and remedy to seek from any court of competent jurisdiction specific performance of such provisions or injunctive relief against any act which would violate any of Sections 14 and 15 of this Agreement, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Company. The parties (i) agree that any suit, action or legal proceeding permitted by this Section may be brought in the courts of record of the State of Texas in Dallas County or the court of the United States, Southern District of Texas; (ii) consent to the jurisdiction of each such court in any suit, action or proceeding permitted by this Section; and (iii) waive any objection that they may have to the laying of venue of any such suit, action or proceeding permitted by this Section in any of such courts.

22.        Governing Law; Binding Effect. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas and shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns.

23.        Entire and Final Agreement. This Agreement shall supersede any and all agreements of employment, oral or written (including correspondence, memoranda, term sheets, etc.), heretofore existing and contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may not be modified orally, but only by an agreement in writing, signed by the party against whom the enforcement of any waiver, change, modification, extension or discharge is sought.

24.        Assignment. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by Employee without the prior written consent of the Company. Neither this Agreement nor any of the rights, obligations or interests arising hereunder may be assigned by the Company, without the prior written consent of Employee, to a person other than: (1) an affiliate of the Company; or (2) any party with which the Company merges or consolidates, or to whomever the Company may sell all or substantially of its assets; provided, however, that any such affiliate or successor shall expressly assume all of the Company’s obligations and liabilities to Employee under this Agreement.

25.        Section Headings. The section headings contained in this Agreement are inserted for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

26.        Section 409A. It is the intent of the parties that the provisions of this Agreement comply with Code Section 409A and the Treasury regulations and guidance issued thereunder. Accordingly, the parties intend that this Agreement be interpreted and operated consistent with such requirements of Code Section 409A in order to avoid the application of additive taxes under Code Section 409A to the extent reasonably practicable. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not be amended in any manner that would cause (i) this Agreement or any amounts or benefits payable hereunder to fail to comply with the requirements of Code Section 409A, to the extent applicable, or (ii) any amounts or benefits payable hereunder that are not subject to Code Section 409A to become subject thereto (unless they also are in compliance therewith), and the provisions of any purported amendment that may reasonably be expected to result in such non-compliance shall be of no force or effect with respect to this Agreement.

If Employee is a “Specified Employee” (as defined under Code Section 409A) as of the date of his “Separation from Service” (as defined under Code Section 409A) as determined by the Company, and any stock of the Company is publicly traded on an established securities market or otherwise, the payment of any amount under this Agreement on account of his Separation from Service that is deferred compensation subject to the provisions of Code Section 409A and not otherwise excluded from Code Section 409A, shall not be paid until the later of the first business day that is six months after the date after Employee’s Separation from Service or the date the payment is otherwise payable under this Agreement (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 26 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, without interest, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

All reimbursements and in-kind benefits provided pursuant to this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) such that any reimbursements or in-kind benefits will be deemed payable at a specified time or on a fixed schedule relative to a permissible payment event. Specifically, (i) the amounts reimbursed and in-kind benefits provided under this Agreement, other than with respect to medical benefits, during Employee’s taxable year may not affect the amounts reimbursed or in-kind benefits provided in any other taxable year, (ii) the reimbursement of an eligible expense shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense was incurred, and (iii) the right to reimbursement or an in-kind benefit is not subject to liquidation or exchange for another benefit.

27.	Section 280G.

a.         General Rule. Notwithstanding any contrary provisions in this Agreement (but subject to subsection (c) of this Section 27), if all or any portion of the amounts and benefits payable under this Agreement, either alone or together with other amounts and benefits that

Employee receives or is entitled to receive from the Company and any of its affiliates, would constitute a “parachute payment” within the meaning of Code Section 280G, then the Company shall automatically reduce (the “Reduction”) Employee’s amounts and benefits payable under this Agreement to the minimum extent necessary to prevent any portion thereof (after the Reduction) from being subject to the excise tax imposed by Code Section 4999, but only if, by reason of the Reduction, the Net After-Tax Benefit shall exceed the Net After-Tax Benefit if such Reduction were not made. “Net After-Tax Benefit” to Employee for these purposes shall mean the sum of (i) the total of (A) the amounts and benefits payable to Employee under this Agreement that would constitute a “parachute payment” within the meaning of Code Section 280G, plus (B) all other amounts and benefits that Employee receives or is then entitled to receive from the Company and any of its affiliate that would constitute a “parachute payment” within the meaning of Code Section 280G, less (ii) the amount of federal income taxes payable with respect to the amounts and benefits described in clause (i) above, calculated at the maximum marginal income tax rate for the current year, less (iii) the amount of excise taxes imposed with respect to the amounts and benefits described in clause (i) above by Code Section 4999. The Reduction shall be made first from the non-cash benefits payable under this Agreement that are not subject to Code Section 409A and that are not stock options or other equity-based benefits that are excluded from Code Section 409A; second, to the extent necessary, from Employee’s other amounts and benefits payable under this Agreement, other than the Severance Pay, that provide Employee the greatest economic benefit (and continuing from such greatest benefit, based on decreasing economic benefit, to the least economic benefit) and to the extent any such benefits are economically equivalent with each other, each shall be reduced pro rata; and third, to the extent necessary, from Employee’s Severance Pay with any such reduction being first made from the amount payable at the latest date in time (and continuing from such latest date in reverse chronological order).

b.         Determinations. All determinations required to be made under this Section 27, including the Net After-Tax Benefit and amounts and benefits subject to the Reduction, shall be made by a certified public accounting firm that is selected by the Company (the “Accounting Firm”), which may be the Company’s independent auditors. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control or the Accounting Firm declines or is unable to serve, Employee shall appoint another certified public accounting firm, which is reasonably agreed to by the Company, to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. The determinations by the Accounting Firm shall be binding upon the Company and Employee.

c.         Gross-Up Payment Exception. The foregoing notwithstanding, if Employee is entitled to a Gross-Up Payment under another agreement, plan, program or policy (if any) of the Company or any of its affiliates, then there shall be no Reduction under this Section 27. A “Gross-Up Payment” means a payment by the Company or its affiliate to cover the excise tax imposed under Code Section 4999 on the amounts and benefits payable by the Company and its affiliates under this Agreement and all other agreements, plans, programs or policies of the Company and any of its affiliates, along with federal, state and local income taxes and any other taxes imposed as a result of such Gross-Up Payment).

28.	Signature Blocks.

                      IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf and Employee has hereunto set his hand the day and year first above written.

“Employee”	“Company”

QUEST RESOURCE CORPORATION

/s/ Eddie LeBlanc
Eddie LeBlanc	By:	/s/ David Lawler
David Lawler
	Title:	Chief Executive Officer

EXHIBIT A

RELEASE AGREEMENT

THIS RELEASE AGREEMENT (“Release”) is entered into effective the date signed below, by and between EDDIE LEBLANC (“Employee”) and QUEST RESOURCE CORPORATION (“Company”).

WHEREAS, the Company has determined that Employee’s employment with the Company should end effective ________________________ (“Termination Date”); and

WHEREAS, the Company and Employee desire to fully and finally resolve all issues which might relate to Employee’s employment with the Company.

NOW THEREFORE, in consideration of the mutual promises set forth below, it is hereby agreed by and between Employee and Company as follows:

A.

Payment to Employee. The Company agrees to pay Employee the sum of $________ (the “Payment”) as severance pay, less all applicable withholdings for state, federal and FICA taxes. The Payment shall be made in such form as is set forth in Section 5 or Section 6 of Employee’s Employment Agreement (as defined below). Employee acknowledges that he is not entitled to the Payment unless he executes this Release.

B.	Employee’s Release of Liability. Employee agrees to the following general release:

          (a)       Except for claims available to Employee for recovery under a directors and officers insurance or indemnification policy, Employee does hereby release, waive and forever discharge the Company, it agents, owners, employees, officers, directors, stockholders, representatives and all related companies, divisions, subsidiaries, parent and affiliated companies and any employee benefit plan or trust (whether or not subject to the Employee Retirement Income Security Act of 1974 (“ERISA”)) sponsored or contributed to by the Company or any of its affiliates and all fiduciaries thereto (collectively or individually the “Released Parties”), from all claims, liabilities, demands, and causes of action, whether known or unknown, fixed or contingent, including claims for wages, damages (whether or not liquidated) and/or attorneys’ fees and costs (collectively “Claims”), which Employee may have or claim to have against the Released Parties in any way arising out of Employee’s employment with the Company and/or the Employment Agreement or that otherwise may exist on the date this Release is executed, including, but not limited to Claims arising under any purported contract, written or oral, express or implied; Claims arising under any tort theory of recovery; Claims arising under any federal, state, and local laws prohibiting employment discrimination on account of race, religion, color, sex, national origin, age, and/or disability, including but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act (“ADEA”), the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1991 (“ADA”), the Family and Medical Leave Act of 1993, the Fair Labor Standards Act, ERISA, the Oklahoma Anti-Discrimination Act (all

as amended from time to time) and any other federal, state or local law, statute, regulation, code or ordinance; and Claims arising in any other way, directly or indirectly, and without regard to the legal theory or form of action underlying such Claims, arising or alleged to arise out of Employee’s employment by the Company and/or the Employment Agreement or that otherwise may exist on the date this Release is executed against the Released Parties, including any Claims brought on behalf of employee or as a member of any class, as allowed by law.

(b)       Employee hereby represents, warrants, and agrees that Employee has not initiated any legal proceedings, charges, complaints, or other actions in any court or administrative agency regarding the Claims released herein. Employee further agrees to release, waive, relinquish and forego all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay and any other damages, benefits, remedies or relief that Employee could receive from actions or suits filed, charged, instituted, or pursued by any agency or commission based upon or arising out of the matters which are released and waived by this Release.

(c)       Employee specifically understands and agrees that Employee is releasing all claims, damages, and causes of action that Employee may have under any local, state, federal or common law meant to protect workers from age discrimination in their employment relationships including, without limitation, the Age Discrimination in Employment Act, as amended, the Oklahoma Anti-Discrimination Act, and any other federal, state or local laws prohibiting age discrimination in employment, whether known or not, arising, directly or indirectly out of Employee’s employment with the Company and/or the termination of Employee’s employment with the Company. Employee further acknowledges that he is being hereby advised that this waiver and release does not apply to any rights or claims that may arise after the execution date of this Release.

C.  Confidentiality of this Release. Employee agrees to keep the terms, amount and fact of this Release confidential. Employee will not disclose any information concerning this Release to anyone other than his immediate family, tax advisor and attorney, each of whom will be informed and bound by this confidentiality provision. Employee acknowledges that revealing any information regarding the terms of his separation from employment or discussing the terms of this Release may cause the Company injury and damage and will constitute a breach of his obligations under the Release and will cause a forfeiture of his rights hereunder.

D.  Employee Agreement. The parties acknowledge that Employee’s obligations under the Employment Agreement entered into between Company and Employee dated October __, 2009 (the “Employment Agreement”) remain in full force and effect. This Release and the Employment Agreement constitute the entire agreement between Employee and the Company. This Release may not be modified orally, but only by an agreement in writing, signed by the party against whom the enforcement of any waiver, change, modification, extension or discharge is sought.

E.  Time to Review. Employee acknowledges that he is hereby advised to consult with an attorney prior to executing this Release and has been given the opportunity to consider and review this Release with counsel of his choice for a reasonable period of time, up to twenty-

one (21) days, and that he understands his respective rights and obligations pursuant to this Release. Employee further declares he enters into this Release freely, voluntarily and without any pressure or coercion from any person or entity, including, but not limited to, the Company or any of its representatives.

F.  Time to Revoke. Employee understands that he has the right to revoke this Release within a period of seven (7) days following his signing this Release and that this Release shall not become effective or enforceable, nor shall he receive the Payment, until the seven-day revocation period has ended.

G.  Governing Law; Binding Effect. This Release is made and entered into in the State of Texas and shall be interpreted, enforced and governed by the laws of the State of Texas, and shall be binding upon the parties hereto, their heirs, executors, administrators, successors and assigns.

H.  Non-Admission of Liability. Employee understands and agrees that the Company denies that he has cognizable claims against it. He further understands and agrees that neither this Release nor any action taken hereunder is to be construed as an admission by the Company of violation of any local, state, federal or common law. In fact, Employee understands that the Company expressly denies any such violation.

I.   Severability. The invalidity or unenforceability of any provision or provisions of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall remain in full force and effect.

J.   Supersedes. To the extent there are any conflicts or inconsistencies between this Release and the terms and conditions contained within the Employment Agreement or any other prior agreement between the Parties, the terms of this Release supersedes the prior agreement(s) and governs.

K.  Entire Agreement. In signing this Release, the Parties understand that the terms hereof are contractual and not merely a recital, and that they are not relying upon any statement or representation made by the other party (other than those reflected in this Release), but, instead, they are relying solely upon their own judgment and/or the advice of their attorney. The Parties acknowledge that this Release is the entire agreement of the Parties regarding this matter.

          IN WITNESS WHEREOF, the Company has caused this Release to be executed on its behalf to be effective the date signed below.

QUEST RESOURCE CORPORATION

By:
Name:
Title:

I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE TERMS OF THIS RELEASE, INCLUDING THE RELEASE OF CLAIMS HEREIN, AND AM HEREBY ADVISED BY THE COMPANY TO CONSULT WITH LEGAL COUNSEL PRIOR TO EXECUTING THIS RELEASE AND HAVE HAD SUFFICIENT OPPORTUNITY TO DO SO TO THE EXTENT I DEEMED SUCH CONSULTATION NECESSARY AND I VOLUNTARILY ACCEPT AND AGREE TO THE TERMS OF THIS RELEASE, INCLUDING THE RELEASE OF CLAIMS HEREIN.

EMPLOYEE

Dated:
Eddie LeBlanc

Current Address:

Current Telephone No.

A-4